Exhibit 4(o)


             NONQUALIFIED ANNUITY RIDER - DISTRIBUTION REQUIREMENTS

This rider is made a part of this Contract as its Contract Date in order to comply with the tax rules under Section 72(s) of the Code for required distributions upon the death of any Contract Owner. The provisions in this rider supersede any contrary provisions in the Contract. The following conditions, restrictions and limitations must apply to maintain the tax qualified status of Your Annuity.

REQUIRED DISTRIBUTIONS WHERE OWNER AND ANNUITANT DIE SIMULTANEOUSLY

If You are the Owner and the Annuitant or You are the Owner and You die simultaneously with the Annuitant before payment of any Annuity Option begins, an amount equal to the Death Benefit will be distributed within five years of Your death to the Contract Beneficiary unless:

     a. the Beneficiary elects by Written Request to have the proceeds distributed over the Beneficiary's life or over a period not extending beyond life expectancy, and the payments begin within one year of Your death; or

     b. the sole Beneficiary is Your spouse who elects by Written Request to continue the Contract as the Owner and Annuitant.

If You are the Owner and the Annuitant or You are the Owner and You die simultaneously with the Annuitant after an Annuity option begins but before Your entire interest has been distributed, the remaining proceeds of the Contract will be distributed at least as rapidly as they were being distributed under the method of payment in effect at the time of Your death.

The death of the first Joint Owner triggers these distribution requirements.

NON-NATURAL OWNER HOLDING FOR NATURAL PERSONS

The above rules also apply if You are not an individual and the primary Annuitant dies before payment of an Annuity Option begins. Payments will be made to the Beneficiary. The primary Annuitant is the first-named Annuitant and the individual who is of primary importance in affecting the timing or amount of payments under the Contract. If You are not an individual and the primary annuitant dies after payment of an Annuity option begins, the remaining proceeds of the Contract will be distributed at least as rapidly as they were being distributed under the method of payment in effect at the time of the primary Annuitant's death.

REQUIRED DISTRIBUTIONS WHERE OWNER AND ANNUITANT DO NOT DIE SIMULTANEOUSLY

If You are the Owner but not the Annuitant, and You die before the Annuitant and before payment of an Annuity Option begins, an amount equal to the Death Benefit will be distributed within five years of Your death to the Joint Owner surviving You. In this circumstance, the Joint Owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights preempt those of the Beneficiary named in a Written Request. The distribution may be made over a period that exceeds five years from Your death or may be postponed by Your spouse if:

     a. the Joint Owner elects by Written Request to have the proceeds distributed over his or her life or over a period not extending beyond life expectancy, and the payments begin within one year of Your death; or

     b. the sole Joint Owner is Your spouse, who elects by Written Request to continue the Contract as Owner.

The Joint Owner is determined by Contract designation. If there is no Joint Owner or Beneficiary surviving You, ownership of this Contract passes to Your estate. The estate or the individual taking the Contract benefits through Your estate must take complete distribution within five years of Your death.

If You are the Owner but not the Annuitant, and You die after payment of an Annuity Option begins, the remaining proceeds of the Contract will be distributed at least as rapidly as they were being distributed under the method of payment in effect at the time of Your death. The death of the first Joint Owner triggers these distribution requirements.

ADMINISTRATIVE COMPLIANCE

If the Code and related law, regulations and rulings require a distribution other than described above in order to keep this Annuity Contract qualified under the Code, we will administer the Contract in accordance with these laws, regulations, and rulings. We will provide You with a revised rider describing any necessary changes, following all regulatory approvals.